Exhibit 99.1

For Immediate Release

EPOCH OFFICERS FILE 10b5-1 PLAN

NEW YORK--(BUSINESS WIRE) - July 16, 2007 -- Epoch Holding Corporation (Nasdaq: EPHC) today announced that William W. Priest, Chief Executive Officer, Timothy T. Taussig, Chief Operating Officer, J. Philip Clark, Executive Vice President, and David N. Pearl, Executive Vice President, have each established a stock trading plan in accordance with the guidelines of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policy regarding stock transactions by Company insiders. The transactions under this plan will be disclosed publicly through Form 4 and, if applicable, Form 144 filings with the Securities and Exchange Commission.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Once the plan is in place, the executive does not retain or exercise any discretion over shares traded under the plan, although the executive may later amend or terminate the plan. The broker administering the plan is authorized to trade company shares in volumes and at times determined independently by the broker, subject to the limitations set forth in the plan. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

Mr. Priest stated, “As part of prudent financial and estate planning, each of us has established a 10b5-1 plan as a way of achieving diversification of our concentrated positions, without causing undue concern among investors or employees. We each plan to sell approximately 5 percent of our outstanding shares over the next 12 months. We’re confident Epoch remains on a positive trajectory, as indicated by our recent results, and we’re excited about the Firm’s future.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:

Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com